Exhibit 10.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: US$11,188.68	Dated as of October 15, 2026

Rising Dragon Acquisition Corp., a Cayman Islands exempted company (the “Maker”), promises to pay to the order of SZG Limited or its assignees or successors in interest (the “Payee”) the principal sum of Eleven thousand one hundred and eighty-eight point six eight U.S. Dollars (USS11,188.68) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise agreed by the Maker and the Payee to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.	Principal. The principal balance of this Promissory Note (this “Note”) shall be payable on the date on which the contemplated initial business combination (the “Business Combination”) with a target business (as described in its initial public offering prospectus dated October 10, 2024 (the “Prospectus”)). In the event that the Maker terminates the merger agreement with the Payee and certain other parties dated on January 27, 2025 (the “Merger Agreement”) under section 13.2(a) of the Merger Agreement, this Note shall be deemed to be terminated and no amounts will thereafter be due from the Maker to the Payee under the terms hereof. In the event that a Business Combination does not close prior to the Closing Date (as defined in the Merger Agreement) due to reasons not attributable to the Maker or the Merger Agreement is terminated mutually by the parties to the Merger Agreement, this Note shall be deemed to be terminated and no amounts will thereafter be due from the Maker to the Payee under the terms hereof.

2.	Conversion Rights. The Payee has the right, but not the obligation, to convert this Note, in whole or in part, into private units (the “Units”) of the Maker (as described in the Prospectus), by providing the Maker with written notice of its intention to convert this note at least five (5) business days prior to the closing of a Business Combination. The number of Units to be received by the Payee in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to such Payee by (y) USS10.00.

(a)	Fractional Shares. No fractional Units will be issued upon conversion of this Note. In lieu of any fractional Units to which Payee would otherwise be entitled, Maker will pay to Payee in cash the amount of the unconverted principal balance of this note that would otherwise be converted into such fractional share.

(b)	Effect of Conversion. If the Maker timely receives notice of the Payee’s intention to convert this note at least five (5) business days prior to the closing of a Business Combination, this Note shall be deemed to be converted on the date the Business Combination closes. At its expense, the Maker will, as soon as practicable after receiving this Note for cancellation after the closing of a Business Combination (assuming receipt of timely notice of conversion), issue and deliver to Payee, at Payee’s address set forth on the signature page hereto or such other address requested by Payee, a certificate or certificates for the number of Units to which Payee is entitled upon such conversion (bearing such legends as are customary pursuant to applicable state and federal securities laws), including a check payable to Payee for any cash amounts payable as a result of any fractional shares as described herein.

3.	Use of Proceeds. Maker shall use the proceeds received under this Note to extend the time available for the Maker to consummate a Business Combination. The proceeds received under this Note must be deposited into the trust account (the “Trust Account”) described in the Prospectus.

4.	Interest. No interest shall accrue on the unpaid principal balance of this Note.

5.	Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

6.	Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay the principal of this Note within five (5) business days following the date when due.

(b)	Voluntary Liquidation, Etc. The commencement by Maker of a proceeding relating to its bankruptcy, insolvency, reorganization, rehabilitation or other similar action, or the consent by it to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)	Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of maker in an involuntary case under any applicable bankruptcy, insolvency or similar law, for the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Maker or for any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Maker, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

7.	Remedies.

(a)	Upon the occurrence of an Event of Default specified in Section 6(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)	Upon the occurrence of an Event of Default specified in Sections 6(b) and 6(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

8.	Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Maker or affecting Maker’s liability hereunder.

9.	Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery or (iv) sent by facsimile or (v) to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Rising Dragon Acquisition Corp.

No.604, Yixing Road

Wanbolin District, Taiyuan City

Shanxi Province, China

Attn: Lulu Xing

If to Payee:

SZG Limited

18th Floor, Building B,

Yuanlun Building, No. 350 Qifei Road,

Binjiang District, Hangzhou City, Zhejiang Province, China

Attn: Zhiguo Sun

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission confirmation, (iii) the date reflected on a signed delivery receipt, or (iv) two (2) business days following tender of delivery or dispatch by express mail or delivery service.

10.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

11.	Jurisdiction. The courts of New York have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the courts of New York. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.	Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.	Trust Waiver. Payee has read the Prospectus and understands that Maker has established the Trust Account, initially in an amount of US$57,787,500 for the benefit of the public stockholders and the underwriters of Maker’s initial public offering pursuant to the certain investment management trust agreement, dated as of October 10, 2024, between the Maker and Continental Stock Transfer & Trust Company (the “Trust Agreement”) and that, except for certain exceptions described in the Prospectus, Maker may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement.

Notwithstanding anything herein to the contrary, Payee hereby agrees that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that, he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Maker; provided that (x) nothing herein shall serve to limit or prohibit Payee’s right to pursue a claim against the Maker for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim against the Maker to specifically perform its obligations under this Note) so long as such claim would not affect the Maker’s ability to fulfill its obligation to effectuate any redemption, and (y) nothing herein shall serve to limit or prohibit any claims that Payee may have in the future against the Maker’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account upon completion of the Business Combination and any assets that have been purchased or acquired with any such funds).

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by its Chief Executive Officer the day and year first above written.

RISING DRAGON ACQUISITION CORP.

By:	/s/ Lulu Xing
Name:	Lulu Xing
Title:	Chief Executive Officer

Accepted and Agreed:

SZG Limited

By:	/s/ Zhiguo Sun
Name:	Zhiguo Sun
Title:	Director

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